Exhibit 10.18

Two Sigma Investments, LP	T+1 212 625 5700
100 Avenue of the Americas, Floor 16	F +1 212 625 5800
New York, NY 10013	www.twosigma.com

Effective as of July 1, 2023
Hamilton Insurance Group, Ltd.
Wellesley House North, 1st Floor
90 Pitts Bay Road
Pembroke HM08 Bermuda
Re:    Investment in Two Sigma Hamilton Fund, LLC
To Whom It May Concern:
Hamilton Re, Ltd. (the “Investor”), a subsidiary of Hamilton Insurance Group, Ltd. (“HIG”), has subscribed for limited liability company interests (the “Interests”) in Two Sigma Hamilton Fund, LLC, a Delaware limited liability company (the “Fund”), pursuant to one or more Subscription Agreements (collectively, the “Subscription Agreement”). For purposes of this commitment agreement (this “Commitment Agreement”), capitalized terms used and not defined herein, if any, shall have the meanings assigned to them in the Fund’s Amended and Restated Limited Liability Company Agreement, as further amended and/or restated from time to time (the “Operating Agreement”) or Confidential Offering Memorandum, as amended or supplemented from time to time (the “Confidential Memorandum”). The Subscription Agreement, the Operating Agreement, the Confidential Memorandum, and this Commitment Agreement are collectively referred to herein as the “Applicable Agreements.”
For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Fund, Two Sigma Principals, LLC, a Delaware limited liability company and the managing member of the Fund (the “Managing Member”), Two Sigma Investments, LP, a Delaware limited partnership and the investment manager of the Fund (the “Investment Manager” and together with the Managing Member and the Fund, the “Two Sigma Parties”), HIG and the Investor (collectively, the “Parties”) hereby agree as follows:
1.    Minimum Commitment Amount; Commitment Periods.
1.1    The Investment Manager hereby agrees to make reasonable best efforts to manage, and the Investor hereby agrees to make reasonable best efforts to maintain, an investment by the Investor in the Fund in an amount up to the lesser of (a) $1.8 billion or (b) 60% of HIG’s net tangible assets (such lesser amount, the “Minimum Commitment Amount”), in each case, for an entire Commitment Period (as defined below).
1.2    The obligations of the Parties contained in paragraph 1.1 hereof shall continue and remain in full force and effect for a three-year period commencing as of the date first written above (the “Initial Term”) and for rolling three-year periods thereafter, as described below (each such three-year period, a “Commitment Period”). Unless any of the Parties provides written notice of non-renewal to the other Parties prior to the one-year anniversary of the commencement of a Commitment Period (such anniversary, a “Renewal Date”), such Commitment Period shall automatically be extended by one additional year, thereby

Effective as of July 1, 2023

commencing a new three-year Commitment Period. For example, assuming a Commitment Period were to begin as of July 1, 2023, to the extent the Parties do not provide notice of non-renewal prior to July 1, 2024, a new Commitment Period would commence as of such Renewal Date and extend through June 30, 2026. However, if such a notice is provided prior to the July 1, 2024 Renewal Date, the Commitment Period would terminate as of June 30, 2025 without any renewal.
2.    Non-Routine Withdrawals; Diversification Event; Termination.
2.1    Notwithstanding any provision to the contrary herein, if, in the good faith determination and certification of the Investor, (i) non-routine circumstances pertaining to its underwriting business are such that the Investor has fully depleted the cash and cash equivalents that the Investor retains as working capital reasonably necessary for its day-to-day operations (the “Liquidity Buffer”), (ii) it would be materially detrimental to the Investor to delay making a withdrawal until the next available withdrawal date, and (iii) where the Investor has a working capital or letter of credit facility, the Investor has exhausted or is otherwise unable to access such credit facility, then the Investor may deliver a notice of withdrawal (and related certifications) for such withdrawal amount and withdrawal date as, in the good faith determination of the Investor, is necessary to prevent or cure the foregoing. The withdrawal date for such a non-routine withdrawal will be the first business day following receipt by the Managing Member of the notice of withdrawal and related certifications hereunder, or such earlier date as the Managing Member may determine or such later date as the Investor and the Managing Member may agree. The Investor shall promptly resubscribe to the Fund so as to comply with paragraph 1.1 hereof as of the first calendar day of the month immediately following any withdrawals pursuant to this paragraph 2.1.
2.2    Notwithstanding any provision to the contrary herein, the Investor may reduce its investment in the Fund (by means of a withdrawal effected in accordance with the withdrawal provisions of the Fund, as set forth in the Applicable Agreements) below the Minimum Commitment Amount, in each case, solely to the extent necessary to prevent and/or for so long as is necessary to rectify (as applicable) (i) A.M. Best Co. (“AM Best”) from downgrading or taking negative ratings action with respect to the Investor’s financial strength rating of A- (Excellent) and issuer credit rating of “a-”, and expressing significant concern principally related to the continued management of the Investor’s investment assets in the Fund, or (ii) the Bermuda Monetary Authority (the “BMA”) from issuing an order or direction that the Investor is required to withdraw all or a portion of its investment from the Fund (each of the foregoing clauses (i) and (ii), a “Diversification Event”), in each case, and only if the board of directors of HIG has resolved (x) after the exercise of commercially reasonable efforts to avoid such withdrawal, and all commercially reasonable alternatives thereto (including good faith discussions and negotiations with AM Best or the BMA, as applicable), that such withdrawal is in fact required in order to address the Diversification Event, and (y) that it is necessary for the Investor to maintain its “A-” and “a-” ratings from AM Best or comply with such BMA order, as the case may be, in order to continue its business operations. In the event of a Diversification Event, in order for the Investor to be permitted to reduce its investment in the Fund below the Minimum Commitment Amount, the Investor must provide written notice to the Investment

Effective as of July 1, 2023

Manager, which notice shall include a summary, in reasonable detail, of the Diversification Event and the efforts taken and conclusions reached by the board of directors of HIG pursuant to this paragraph. The Investor shall promptly resubscribe to the Fund so as to comply with paragraph 1.1 hereof, as of the first calendar day of the first month following any withdrawal pursuant to the paragraph 2.2 where such subscription would not cause a new Diversification Event.
2.3    Notwithstanding any provision to the contrary herein, either Party may terminate any Commitment Period and this Commitment Agreement in the event of:
(a)    a transfer of more than 25% of any voting interests in the Investment Manager to one or more persons other than those persons who are affiliates of or related to the Investment Manager (or any entities formed by such persons for estate planning purposes) (such transfer, a “Change in Control”). Notwithstanding the foregoing, a transaction that does not result in a change of actual control or management of lnvestment Manager would not constitute a Change in Control for these purposes;
(b)    (i) any private disposition or primary issuance of the equity or voting interests of HIG or the Investor, or (ii) a public offering of the equity or voting interests of HIG or the Investor resulting in the direct or indirect ownership by any of the Investment Manager’s or Managing Member’s Competitors of a material (i.e., 5% or greater) or non-passive position in the public equity of HIG and/or the Investor. For purposes hereof, a “Competitor” of the Investment Manager or its affiliates (together, “Two Sigma”) is an investment adviser, investment manager, hedge fund, private or public investment fund, or firm or group within a firm or its affiliates that (a) employs or is preparing to employ strategies or techniques that make trading and/or investing decisions primarily based upon computer-driven processes, (b) acts as or attempts to act as a market maker, (c) engages in “high-frequency” trading or other related liquidity providing activities, or (d) engages in or is preparing to engage in any other business activity in which Two Sigma is engaged or was engaged or was preparing to become engaged in the twelve (12) months preceding such disposition or acquisition event;
(c)    a material change in the Investor’s or HIG’s business, as compared against the business of the Investor or HIG, as applicable, as of the commencement of the Initial Term;
(d)    a material change in the Investment Manager’s business, as compared against the business of the Investment Manager as of the commencement of the Initial Term, including (x) the cessation of management of a Trading Entity, or (y) the return of a majority of client capital attributable to a Trading Entity;
(e)    any of David M. Siegel or John A. Overdeck (the “Key Person”) ceases to be involved in the management of Two Sigma; or
(f)    a change in law that is reasonably expected to have a material adverse effect on either of the Parties.

Effective as of July 1, 2023

2.4    Notwithstanding any provision to the contrary herein, none of the Two Sigma Parties shall be responsible for any performance of their obligations under this Commitment Agreement to the extent that such obligations (x) would reasonably conflict with any such Two Sigma Party’s fiduciary duties to other clients or investors in such clients or (y) are reasonably expected to result in materially adverse legal or regulatory risk to any of the Two Sigma Parties, as determined in such Two Sigma Party’s sole discretion on the advice of its internal or external counsel.
2.5    For the avoidance of doubt, payment of withdrawal proceeds for withdrawals made pursuant to paragraph 2 hereof shall be made in accordance with Section 7.4(g) of the Operating Agreement.
3.    Default Allocation: Minimum Expectations.
3.1    During the Initial Term, the Fund shall seek to maintain an allocation, directly or indirectly, of (i) approximately 62% of the Fund’s capital to equity strategies deployed by Two Sigma Spectrum Portfolio, LLC and/or Two Sigma Equity Spectrum Portfolio, LLC, and (ii) approximately 38% of the Fund’s capital to macro strategies deployed by Two Sigma Futures Portfolio, LLC (such allocation in (i) and (ii), the “Default Allocation”). The Investment Manager and the Investor may amend the Default Allocation at any time by mutual written agreement (including via email confirmation). Prior to the expiration of the Initial Term, the Parties shall endeavor in good faith to discuss and agree upon a new Default Allocation of the Fund; in the event no such agreement is reached, the Default Allocation shall remain in place for subsequent Commitment Periods until the termination of the Commitment Period in accordance with this Commitment Agreement or until the Parties otherwise mutually agree.
3.2    The Parties acknowledge that the Confidential Memorandum sets forth certain Minimum Expectations (as defined therein) for the Investment Manager in constructing a portfolio for the Fund, and the Investment Manager shall notify the Investor in the event that it lowers such Minimum Expectations.
3.3    The Parties acknowledge and agree that the Fund may allocate its capital in accordance with the Default Allocation, notwithstanding whether the Investment Manager expects the Default Allocation to achieve the Minimum Expectations. Accordingly, regardless of whether the Investment Manager has lowered the Minimum Expectations of the Fund, the Fund may continue to allocate its capital in accordance with the Default Allocation at any time during any Commitment Period.
3.4    Furthermore, notwithstanding the Default Allocation, the Fund may reallocate its capital in any manner in the Investment Manager’s discretion among any underlying trading entities, whether or not in accordance with the Default Allocation, if, at the time of such a reallocation, such reallocation is projected to meet the Minimum Expectations.
4.    Mandatory Withdrawals. Notwithstanding any provision to the contrary herein or in the Applicable Agreements, the Managing Member may, in its sole discretion, upon five (5)

Effective as of July 1, 2023

calendar days’ prior written notice, compel the withdrawal of any portion of the Investor’s direct or indirect investment in the Fund in excess of the Minimum Commitment Amount.
5.    Monthly Certification.
5.1    The Investor shall prepare in good faith, and provide to the Investment Manager fifteen (15) calendar days prior to the last calendar day of each month, a certification signed by HIG’s Chief Financial Officer, in form and substance reasonably satisfactory to the Investment Manager, setting forth: (i) a statement of monthly cash flow projections for the then-current calendar month, taking into account the Investor’s financial condition to date and expectations with respect to day-to-day operations, premiums to be received and claims to be paid, (ii) the projected available cash and cash equivalents, after deducting repurchase reserves and dividend reserves, if any (“Projected Cash Balance”), as of the last day of the then current month, which Projected Cash Balance may be a positive or negative number; (iii) its Liquidity Buffer as of the last day of such month, expressed as both a percentage of net tangible assets and as an estimated calculation thereof; (iv) line-of-credit balances (if any), including drawn and undrawn balances; (v) the current net tangible assets of HIG; and (vi) a summary, in reasonable detail, of the applicable assumptions and calculations used to derive the foregoing (the “Monthly Certification”).
5.2    Unless otherwise mutually agreed by the Investor and the Investment Manager, the Monthly Certification will value the Investor’s investment in the Fund at the most recent month-end Net Asset Value provided to the Investor by the Administrator or otherwise provided to the Investor on behalf of the Fund (plus the face value of any contributions to the Fund by the Investor, less any withdrawals from the Fund by the Investor, in each case, that were effected after the date as of which such Net Asset Value was calculated and prior to the date as of which such Monthly Certification is calculated).
6.    Additional Members. The Managing Member shall not admit Additional Members into the Fund without the prior written consent of the Investor so long as this Commitment Agreement remains in effect. For the avoidance of doubt and notwithstanding the foregoing, the Managing Member and its affiliates may, in their sole discretion, create and/or manage any parallel fund or other vehicle or account in the future that pursues the same or a substantially similar investment strategy as the Fund in whole or in part.
7.    Authorization. Each of the Fund, the Investment Manager, the Managing Member, HIG and the Investor has full authority to enter into this Commitment Agreement. This Commitment Agreement is enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, other similar law affecting the enforcement of creditors’ rights generally and general principles of equity, and is and shall be enforceable against any future investment in the Fund.
8.    Discretion. For the avoidance of doubt, use of the terms “discretion,” “sole discretion,” or terms of similar authority or latitude contained in the Applicable Agreements are not intended to permit the Managing Member or the Investment Manager to obtain an improper economic benefit at the expense of the Investor in violation of the Advisers Act. Nothing in the

Effective as of July 1, 2023

foregoing is intended to amend, modify or limit either the Managing Member’s or the Investment Manager’s power, authority or discretion, as contemplated by the Applicable Agreements.
9.    Governing Law; Consent to Jurisdiction.
9.1    This Commitment Agreement and the rights and obligations of the Parties shall be interpreted and enforced in accordance with and governed by the laws of the State of Delaware, U.S.A. applicable to agreements made and to be performed wholly within that jurisdiction. With respect to any suit, action or proceeding relating to this Commitment Agreement (“Proceedings”), each Party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, U.S.A., and the United States District Court located in the Borough of Manhattan in New York City, and waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such Party.
9.2    Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Commitment Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).
10.    Miscellaneous. This Commitment Agreement supplements the Subscription Agreement and the Operating Agreement and, in the event of a conflict between this Commitment Agreement and the Subscription Agreement, the Operating Agreement, or any other Applicable Agreement, the provisions of this Commitment Agreement shall control. As so supplemented or modified by this Commitment Agreement, the other Applicable Agreements remain in full force and effect. This Commitment Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument. This Commitment Agreement will govern all future investments, if any, in the Fund by the Investor. This Commitment Agreement shall remain in effect until the sooner of (a) the date terminated in accordance with paragraph 2.3 hereof, (b) the date terminated by an instrument in writing signed by the Parties, and (c) the first date on which the Investor no longer beneficially owns Interests in the Fund; provided, however, that paragraph 8 and this paragraph 9 shall survive indefinitely thereafter. As used in this Commitment Agreement, the term “includes” or “including” means without limitation except where the context clearly implies otherwise. This Commitment Agreement may be amended only by a written agreement signed by all parties hereto.
[Signature page immediately to follow.]

Very truly yours,

TWO SIGMA HAMILTON FUND, LLC

By: TWO SIGMA PRINCIPALS, LLC,
its managing member

By:	/s/ Carter Lyons

	Name:	Carter Lyons

	Title:	Authorized Signatory

TWO SIGMA PRINCIPALS, LLC

By:	/s/ Carter Lyons

	Name:	Carter Lyons

	Title:	Authorized Signatory

TWO SIGMA INVESTMENTS, LP

By:	/s/ Carter Lyons

	Name:	Carter Lyons

	Title:	Authorized Signatory

Agreed to and Accepted by:

HAMILTON INSURANCE GROUP, LTD.

By:	/s/ Gemma Carreiro

	Name:	Gemma Carreiro

	Title:	General Counsel

HAMILTON RE, LTD.

By:	/s/ Chad Cundliffe

	Name:	Chad Cundliffe

	Title:	CFO